Exhibit 3.247

AGREEMENT OF LIMITED PARTNERSHIP

OF

QHG GEORGIA, LP

The undersigned, desiring to form a limited partnership pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act (the “Uniform Act”), certify as follows:

1. Partnership Name. The name of the limited partnership is QHG Georgia, LP (the “Partnership”).

2. Purpose. The purpose of the Partnership is to enter or participate in the ownership and operation of healthcare delivery systems as may be identified and directed by the General Partner of the Partnership. The Partnership shall have the authority to do all things necessary or desirable to accomplish its purpose and to operate its business as described. This Agreement shall not be construed to create a partnership relationship among the partners with respect to any activities other than those specified in this Section 2. The Partnership shall not be required to engage in all activities permitted by or specified in this Section 2, and shall begin business upon engaging in any portion or phase of any such activity.

3. Principal Office. The principal office of the Partnership is located at 3761 Venture Drive, Suite 260, Duluth, Georgia 30096.

4. Registered Office and Agent. The registered office of the Partnership in the State of Georgia will be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Georgia or any other jurisdiction shall be such person or persons as the General Partner may designate from time to time. The initial registered office of the Partnership in the State of Georgia is located at 3761 Venture Drive, Suite 260, Duluth, Georgia 30096, and its initial registered agent in the State of Georgia at that address is Paranet Corporation Services, Inc.

5. Initial Partners. The name and address of each partner in the Partnership is as follows:

(a)	General Partner:

QHG Georgia Holdings, Inc., a Georgia corporation

c/o Legal Department

103 Continental Place

Brentwood, Tennessee 37027

(b)	Original Limited Partner:

NC-DSH, Inc., a Nevada corporation

1325 Airmotive Way, Suite 130

Reno, NV 89502

6. Date of Activation. The Partnership shall be organized on the date its Certificate of Limited Partnership is filed in the office of the Secretary of State of Georgia, and the Partnership shall continue unless terminated as provided in this Agreement or in the Uniform Act.

7. Capital Contributions. The capital contributed to the Partnership by the General Partner and the Original Limited Partner is as follows: QHG Georgia Holdings, Inc., a Georgia corporation, as General Partner, shall convey its .4% membership interest it owns in Macon Healthcare LLC, a Delaware limited liability company; and NC-DSH, Inc., a Nevada corporation, as Original Limited Partner, shall contribute its 37.6% interest it owns in Macon Healthcare LLC, a Delaware limited liability company.

8. General Partner’s General Partnership Interests. QHG Georgia Holdings, Inc. shall own a general partnership interest equal to one percent (1%) of total capital contributions.

9. Assignment by Limited Partners. A Limited Partner shall have the right to substitute an assignee in his place only upon written consent of the General Partner and compliance with the provisions of this Agreement and the Uniform Act.

10. No Priority; Rights to Property. No Limited Partner shall have the right to priority over any other Limited Partner as to contributions or as to compensation by way of income. No Limited Partner shall have any right to demand and receive property other than cash in return for his or her contribution to the Partnership.

11. Authority of General Partner. No person conducting business with the Partnership shall be required to determine the authority of the General Partner to act for and on behalf of the Partnership, or to determine any facts or circumstances bearing upon the existence of such authority, including the securing of any necessary consent or approval of the Original Limited Partner or the Limited Partners. The General Partner is expressly authorized to execute and deliver for and on behalf of the Partnership all contracts, agreements and commitments relating to the business and expressed purpose of the Partnership, and said contracts, agreements and commitments shall be binding upon the Partnership.

The General Partner may borrow, and authorize the borrowing of, money required for the business of the Partnership from any person, including its affiliates, and may secure the repayment of such loans by executing promissory notes, deeds of trust or by pledging or otherwise encumbering or granting security interests in all or any portion of the assets owned by the Partnership.

12. Exculpation of General Partner. No act or omission by the Partnership or the General Partner (except gross negligence, intentional misconduct, or for any transaction for which a Partner received a personal benefit in violation or breach of any provision of this Agreement) shall ever subject the General Partner or its affiliates to any liability to the Partnership or any Partner. No shareholder, officer, director, employee, agent or associate of the General Partner shall have any liability to the Partnership or to any Partner in connection with the Partnership. The Partnership shall indemnify and hold harmless the General Partner and all shareholders, officers, directors, employees or agents of the General Partner to the fullest extent allowed under the Uniform Act.

13. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning given them in Title 14, Chapter 9, Article 1 of the Uniform Act.

Dated as of the 1st day of May, 1998.

GENERAL PARTNER:

QHG GEORGIA HOLDINGS, INC., a Georgia corporation

By:	/s/ William L. Anderson
William L. Anderson
President

ORIGINAL LIMITED PARTNER:

NC-DSH, INC., a Nevada corporation

By:

Title:	President

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